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                                                                     EXHIBIT 3.3
                            AMENDMENT AND RESTATEMENT
                                      OF
                            CERTIFICATE OF DESIGNATION
                      PREFERENCES, RIGHTS AND LIMITATIONS OF
                             SERIES B PREFERRED STOCK
                                      OF
                           eROOM SYSTEM TECHNOLOGIES, INC.


     eRoom System Technologies, Inc. (the "CORPORATION"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that:

     Pursuant to authority vested in the Board of Directors (the "BOARD") by the Corporation's Amended and Restated Articles of Incorporation, the Board has duly adopted the following recitals and resolutions:

     WHEREAS, the Corporation is authorized by its Amended and Restated Articles of Incorporation to issue 2,500,000 shares of Series B Preferred Stock;

     WHEREAS, the Board has previously filed a Certificate of Designation, Preferences, Rights and Limitations of Series B Preferred Stock (the "Certificate of Designation") on February 2, 2000;

     WHEREAS, the Board desires to amend and restate the Certificate of Designation to: (i) reflect the change in the Corporation's name; (ii) revise
Section 7(a) of the Certificate to provide for the conversion of shares of Series B Preferred Stock into shares of the Corporation's common stock such that the resulting number of shares of the Corporation's common stock is calculated by dividing $3.00 by forty-five percent (45%) of the Corporation's initial public offering price; and (iii) revise Section 7(a) of the Certificate to provide for the conversion of shares of Series B Stock into shares of the Corporation's common stock at a rate of one and one half (1.5) shares of the Corporation's common stock per share of Series B Stock, only upon the Corporation's failure to have filed a registration statement for its initial public offering by April 30, 2000 or to have completed its initial public offering by September 28, 2 000, and upon no other circumstance;

     WHEREAS, a majority of the outstanding shares of Series B Preferred Stock have approved of and ratified the proposed amendment and restatement of the Certificate of Designation;

     NOW, THEREFORE, BE IT RESOLVED, that the Board hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to the Series B Preferred Stock, as follows:

     1. DESIGNATION. The series of Preferred Stock provided for by this resolution shall be designated "6% Series B Convertible Preferred Stock" (hereafter referred to as "SERIES B STOCK").

     2. AUTHORIZATION. The number of authorized shares constituting the Series B Stock shall be 2,500,000 shares.

     3. RANK. The Series B Stock shall, with respect to dividend rights, rights on redemption, rights on conversion and rights on liquidation, winding up and dissolution, rank senior to all common stock, warrants and options to purchase Common Stock established by the Board or the Stockholders (all of such equity securities of the Corporation to which the Series B Stock ranks senior are collectively referred to herein as "JUNIOR STOCK"). Series B Stock shall rank with Series A Preferred Stock on a pari passu basis.

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     4.  DIVIDENDS. The holders of Series B Stock are entitled to an annual cumulative dividend of six percent (6%), payable in the form of Common Stock based upon the Conversion Price, defined hereinafter, and subject to the Corporation's ability to pay such dividends as limited by Nevada law.

     5. LIQUIDATION PREFERENCE. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Stock shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to $10.00 per share of Series B Stock, plus all accrued and unpaid dividends on the date of that distribution, and no more, before any payment shall be made or any assets distributed to the holders of Junior Stock, and the remaining assets shall be distributed ratably to the holders of Junior Stock. If upon liquidation, dissolution, or winding up of the Corporation the assets thus distributed among the holders of Series B Stock shall be insufficient to permit the payment to those stockholders of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series B Stock.

     A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up, within the meaning of this paragraph.

     6. VOTING RIGHTS. Only shares of the Corporation's common stock shall entitle the holder thereof to vote on matters requiring approval of the stockholders of the Corporation. Series B Stock shall not, except as otherwise may be provided by law or except as such matters affecting the rights of the Series B Stock holders, be entitled to vote on the election of directors or any other matter. Notwithstanding the foregoing, if the Corporation has not completed an Initial Public Offering ("IPO") on or before September 28, 2000 (the "EFFECTIVE VOTING DATE"), holders of the Series B Stock shall be accorded voting rights. Each share of Series B Stock shall be entitled to one (1) vote after the Effective Voting Date.

     7.  CONVERSION RIGHTS.

         (a) Each holder of Series B Stock shall automatically, at the effective date of the Corporation's IPO, if the same is completed on or before September 28, 2000, upon surrender of the certificates therefor, convert all of such holder's Series B Stock into fully paid and non-assessable shares of Common Stock (the "COMMON STOCK") of the Corporation, with each share of Series B Stock converting into that number of share(s) of Common Stock that results from the following calculation: the quotient resulting from $3.00 (the "Numerator") divided by forty-five percent (45%) of the IPO price per share (the "Denominator"); for example, an IPO price of $10.00 per share would result in the conversion of each share of Series B Stock into approximately 0.67 shares of Common Stock. However, if the Corporation: (i) has not filed a registration statement for its IPO with the United States Securities and Exchange Commission by April 30, 2000; or
(ii) has not completed its IPO by September 28, 2000, each holder of Series B Stock shall have the option to convert such shares into Common Stock at the rate of one and one half (1.5) shares of the Corporation's Common Stock per share of Series B Stock.

     The conversion of Series B Stock described herein, whether it is automatic or elective shall be exercised by surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Common Stock or Series B Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the person exercising such option to convert shall be deemed to be the holder of record of Common Stock issuable on such conversion, notwithstanding that the share register of the Corporation shall then be closed.

          (b) The number of shares of Common Stock into which Series B Stock may be

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converted shall be subject to adjustment from time to time in certain cases as follows:

               (i) The Corporation shall be entitled to make such further adjustments as it considers advisable in order that any event treated for federal income tax purposes as a dividend or other distribution of stock or stock rights will not be taxable, so far as practicable, to the recipient of such dividends or distributions.

          (c) Whenever the amount of Common Stock deliverable upon the conversion of Series B Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for Series B Stock and for its Common Stock, a statement stating the adjusted amount of its Common Stock or other securities deliverable per Series B Stock and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

          (d) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series B Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares of Common Stock upon the conversion of shares of Series B Stock.

          (e) No fractional shares of Common Stock shall be issued upon conversion of Series B Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board.

     8. EXCLUSION OF OTHER RIGHTS. Except as herein provided or as may otherwise be required by law, the shares of Series B Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Articles of Incorporation, as amended from time to time, of the Corporation.

     IN WITNESS WHEREOF, eRoom System Technologies, Inc. has caused this Certificate of Designation to be signed by its President and Secretary this 31st day of March 2000.

                                       eROOM SYSTEM TECHNOLOGIES, INC.



                                       /S/ STEVEN L. SUNYICH
                                       ---------------------------------------
                                       STEVEN L. SUNYICH
                                       CHIEF EXECUTIVE OFFICER, PRESIDENT


                                       /S/ GREGORY L. HRNCIR
                                       ---------------------------------------
                                       GREGORY L. HRNCIR
                                       SECRETARY



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                                ACKNOWLEDGMENT

STATE OF NEVADA         )
                        ) ss.
COUNTY OF CLARK         )

     This instrument was acknowledged before me on April 11, 2000 by Steven
L. Sunyich, as President and Gregory L. Hrncir, as Secretary, of eRoom System Technologies, Inc.

                                            /s/  KIMBERLY SCHROEDER
                                            -----------------------------------
                                            NOTARY PUBLIC

[SEAL]        KIMBERLY SCHROEDER
              Notary Public - Nevada
              My appt. exp. July 18, 2000
                 No. 98-4320-1




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